Exhibit 10.25

Notice of Award

RESEARCH Department of Health and Human Services National Institutes of Health	Federal Award Date: 09/12/2017

NATIONAL INSTITUTE ON AGING

Grant Number: 1R01AG057553-01

FAIN: R01AG057553

Principal Investigator(s):

SUSAN M CATALANO, PHD

Project Title: A Pilot Synaptic Vesicle Glycoprotein 2A (SV2A) PET Study to Evaluate the Effect of CT1812 Treatment on Synaptic Density in Subjects with Mild to Moderate Alzheimer's Disease

Dr. Catalano, Susan, Ph.D

Chief Science Officer

2403 Sidney Street

Suite 261

Pittsburgh, PA 152035118

Award e-mailed to: scatalano@cogrx.com

Period Of Performance:

Budget Period: 09/15/2017 - 03/31/2018

Project Period: 09/15/2017 - 03/31/2019

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $2,371,589 (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to COGNITION THERAPEUTICS, INC. in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 42 CFR 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release, or other document about research supported by an NIH award must include an acknowledgment of NIH award support and a disclaimer such as “Research reported in this publication was supported by the National Institute On Aging of the National Institutes of Health under Award Number R01AG057553. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.” Prior to issuing a press release concerning the outcome of this research, please notify the NIH awarding IC in advance to allow for coordination.

Award recipients must promote objectivity in research by establishing standards that provide a reasonable expectation that the design, conduct and reporting of research funded under NIH awards will be free from bias resulting from an Investigator's Financial Conflict of Interest (FCOI), in accordance with the 2011 revised regulation at 42 CFR Part 50 Subpart F. The Institution shall submit all FCOI reports to the NIH through the eRA Commons FCOI Module. The regulation does not apply to Phase I Small Business Innovative Research (SBIR) and Small Business Technology Transfer (STTR) awards. Consult the NIH website http://grants.nih.gov/grants/policy/coi/ for a link to the regulation and additional important information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

Robin Laney

Grants Management Officer

NATIONAL INSTITUTE ON AGING

Additional information follows

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SECTION I - AWARD DATA - 1R01AG057553-01

Award Calculation (U.S. Dollars)

Federal Direct Costs	$2,261,064
Federal F&A Costs	$110,525
Approved Budget	$2,371,589
Total Amount of Federal Funds Obligated (Federal Share)	$2,371,589
TOTAL FEDERAL AWARD AMOUNT	$2,371,589

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$2,371,589

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
1	$2,371,589	$2,371,589
2	$1,759,152	$1,759,152

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

Fiscal Information:

CFDA Name:	Aging Research
CFDA Number:	93.866
EIN:	1134365359A1
Document Number:	RAG057553A
PMS Account Type:	P (Subaccount)
Fiscal Year:	2017

IC	CAN	2017	2018
AG	8013663	$2,371,589	$1,759,152

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

NIH Administrative Data:

PCC: 3CCCTLR / OC: 414A / Released: LANEYR 09/11/2017 Award Processed: 09/12/2017 12:03:11 AM

SECTION II - PAYMENT/HOTLINE INFORMATION - 1R01AG057553-01

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III - TERMS AND CONDITIONS - 1R01AG057553-01

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.	The grant program legislation and program regulation cited in this Notice of Award.
b.	Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.
c.	45 CFR Part 75.
d.	National Policy Requirements and all other requirements described in the NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
e.	Federal Award Performance Goals: As required by the periodic report in the RPPR or in the final progress report when applicable.
f.	This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

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Research and Development (R&D): All awards issued by the National Institutes of Health (NIH) meet the definition of “Research and Development” at 45 CFR Part § 75.2. As such, auditees should identify NIH awards as part of the R&D cluster on the Schedule of Expenditures of Federal Awards (SEFA). The auditor should test NIH awards for compliance as instructed in Part V, Clusters of Programs. NIH recognizes that some awards may have another classification for purposes of indirect costs. The auditor is not required to report the disconnect (i.e., the award is classified as R&D for Federal Audit Requirement purposes but non-research for indirect cost rate purposes), unless the auditee is charging indirect costs at a rate other than the rate(s) specified in the award document(s).

An unobligated balance may be carried over into the next budget period without Grants Management Officer prior approval.

This grant is excluded from Streamlined Noncompeting Award Procedures (SNAP).

This award is subject to the requirements of 2 CFR Part 25 for institutions to receive a Dun & Bradstreet Universal Numbering System (DUNS) number and maintain an active registration in the System for Award Management (SAM). Should a consortium/subaward be issued under this award, a DUNS requirement must be included. See http://grants.nih.gov/grants/policy/awardconditions.htm for the full NIH award term implementing this requirement and other additional information.

This award has been assigned the Federal Award Identification Number (FAIN) R01AG057553. Recipients must document the assigned FAIN on each consortium/subaward issued under this award.

Based on the project period start date of this project, this award is likely subject to the Transparency Act subaward and executive compensation reporting requirement of 2 CFR Part 170. There are conditions that may exclude this award; see http://grants.nih.gov/grants/policy/awardconditions.htm for additional award applicability information.

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory. For more information, see NOT-OD-08-033 and the Public Access website: http://publicaccess.nih.gov/.

This award provides support for one or more clinical trials. By law (Title VIII, Section 801 of Public Law 110-85), the “responsible party” must register “applicable clinical trials” on the ClinicalTrials.gov Protocol Registration System Information Website. NIH encourages registration of all trials whether required under the law or not. For more information, see http://grants.nih.gov/ClinicalTrials fdaaa/.

In accordance with the regulatory requirements provided at 45 CFR 75.113 and Appendix XII to 45 CFR Part 75, recipients that have currently active Federal grants, cooperative agreements, and procurement contracts with cumulative total value greater than $10,000,000 must report and maintain information in the System for Award Management (SAM) about civil, criminal, and administrative proceedings in connection with the award or performance of a Federal award that reached final disposition within the most recent five-year period. The recipient must also make semiannual disclosures regarding such proceedings. Proceedings information will be made publicly available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System (FAPIIS)). Full reporting requirements and procedures are found in Appendix XII to 45 CFR Part 75. This term does not apply to NIH fellowships.

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Treatment of Program Income:

Additional Costs

SECTION IV - AG Special Terms and Conditions - 1R01AG057553-01

RESTRICTION: The present award is being made without a currently valid certification of IRB approval for this project with the following restriction: Only activities that are clearly severable and independent from activities that involve human subjects may be conducted pending the National Institute on Aging's acceptance of the certification of IRB approval.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the National Institute on Aging's notification to the grantee that the identified issues have been resolved and this restriction removed.

Failure to respond within the 60-day period and/or to otherwise comply with the above requirements may result in suspension and/or termination of this award, audit/or disallowances, and/or other appropriate action.

See the NIH Grants Policy Statement, Chapter 4.1.15 Human Subjects Protections (http://grants.nih.gov/grants/policy/nihgps/HTML5/section 4/4 public policy requirements objectives and other appropriation mandates.htm), for specific requirements related to the protection of human subjects, which are applicable to and a term and condition of this award.

Recruitment of participants cannot be initiated until the NIA program staff, IRB, and the DSMB have approved the protocol and data and safety monitoring plan.

None of the funds in this award shall be used to pay the salary of an individual at a rate in excess of the current salary cap. Therefore, this award and/or future years are adjusted accordingly, if applicable. Current salary cap levels can be found at the following URL: http://grants.nih.gov/grants/policy/salcap summary.htm

This award includes funds awarded for consortium activity with Yale University in the amount of $1,180,815 ($704,964 direct costs + $475,851 facilities and administrative costs). Consortiums are to be established and administered as described in the NIH Grants Policy Statement (NIH GPS). The referenced section of the NIH Grants Policy Statement, 2015 is available at: http://grants.nih.gov/grants/policy/nihgps/HTML5/section 15/15 consortium agreements.htm

This award includes funds for twelve months of support. The competing budget period is awarded for less than 12 months. Continuation awards will cycle each year on 4/1. The Research Performance Progress Reports (RPPR) are due 45 days prior to this date.

Funding for this award has been provided by Alzheimer's Disease Initiative funds.

ClinicalTrials.gov is a federal registry and results database of publicly and privately supported clinical studies of human participants conducted around the world. In September 2016, NIH issued a final policy to promote broad and responsible dissemination of information from NIH-funded clinical trials through ClinicalTrials.gov. Under this policy, every clinical trial funded in whole or in part by NIH is expected to be registered on ClinicalTrials.gov and have summary results information submitted and posted in a timely manner, whether subject to FDAAA 801 or not.

Public Policy Requirements and Objectives: https://grants.nih.gov/grants/policy/nihgps/HTML5/section 4/4.1 public policy requirements and objectives.htm?Highlight=clinical

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STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions. The Program Official is responsible for the scientific, programmatic and technical aspects of this project. These individuals work together in overall project administration. Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist. Requests may be made via e-mail.

Grants Management Specialist: Richard Proper

Email: properr@mail.nih.gov Phone: 301-402-7735 Fax: 301-402-3672

Program Official: Laurie M. Ryan

Email: ryanl@nia.nih.gov Phone: 301.496.9350 Fax: 301-496-1494

SPREADSHEET SUMMARY

GRANT NUMBER: 1R01AG057553-01

INSTITUTION: COGNITION THERAPEUTICS, INC.

Facilities and Administrative Costs	Year 1	Year 2
F&A Cost Rate 1	10%	10%
F&A Cost Base 1	$1,105,249	$515,250
F&A Costs 1	$110,525	$51,525

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